Exhibit 99.1
News Release
FIS Reports Fourth Quarter and Full-Year 2021 Results

•Fourth quarter and full-year 2021 revenue grew 11%
•Fourth quarter GAAP Diluted EPS was $0.47, and fourth quarter Adjusted EPS increased 19% to $1.92
•Full-year 2021 GAAP Diluted EPS was $0.67, and full-year 2021 Adjusted EPS increased 20% to $6.55
•Acquired Payrix to accelerate our eCommerce offering for platforms that primarily serve SMBs
•Announced first quarter and full-year 2022 guidance

JACKSONVILLE Fla., February 15, 2022 - FIS™ (NYSE:FIS), a global leader in financial services technology, today reported its fourth quarter and full-year 2021 results.

“By all metrics, our colleagues delivered a historic operational performance for FIS in 2021,” said FIS Chairman and CEO Gary Norcross. “Our strategy continues to resonate with our clients and prospects, and our team continues to execute at an exceptionally high level. Our ability to develop flexible, new technologies and to deliver differentiated customer experiences continues to drive strong value for our clients. I'm proud of our accomplishments and excited about the positive momentum carrying us into the new year.”

Fourth Quarter 2021
On a GAAP basis, consolidated revenue increased by more than $350 million, or 11%, to $3.7 billion, reflecting strong growth by the company’s operating segments. Net earnings attributable to common stockholders were $291 million or $0.47 per diluted share.

On an organic basis, revenue grew 11% as compared to the prior year period. Adjusted EBITDA margin expanded by 120 basis points (bps) over the prior year period to 46.4%, primarily due to revenue and cost synergies associated with the Worldpay acquisition as well as high contribution margins from revenue growth. Adjusted net earnings were $1.2 billion, and Adjusted EPS increased by 19% as compared to the prior year period to $1.92 per share.

($ millions, except per share data, unaudited)	Three Months Ended December 31,
			%	Organic
	2021	2020	Change	Growth
Revenue	$3,672	$3,316	11%	11%
Merchant Solutions	1,193	1,003	19%	19%
Banking Solutions	1,667	1,551	8%	8%
Capital Market Solutions	716	663	8%	8%
Corporate and Other	96	99	(3)%
Adjusted EBITDA	$1,705	$1,498	14%
Adjusted EBITDA Margin	46.4%	45.2%	120 bps
Net earnings (loss) attributable to FIS common stockholders (GAAP)	$291	$103	*
Diluted EPS (GAAP)	$0.47	$0.16	*
Adjusted net earnings	$1,179	$1,016	16%
Adjusted EPS	$1.92	$1.62	19%
* Indicates comparison not meaningful

Full-Year 2021
On a GAAP basis, consolidated revenue increased by more than $1.3 billion, or 11%, as compared to the prior year to $13.9 billion, reflecting strong growth by the company’s operating segments. Net earnings attributable to common stockholders were $417 million or $0.67 per diluted share.

On an organic basis, revenue grew 10% as compared to the prior year. Adjusted EBITDA margin expanded by 220 basis points (bps) over the prior year to 44.1%, primarily due to revenue and cost synergies associated with the Worldpay acquisition as well as high contribution margins from revenue growth. Adjusted net earnings were $4.1 billion, and Adjusted EPS increased by 20% as compared to the prior year to $6.55 per share.

($ millions, except per share data, unaudited)	Twelve Months Ended December 31,
			%	Organic
	2021	2020	Change	Growth
Revenue	$13,877	$12,552	11%	10%
Merchant Solutions	4,496	3,767	19%	17%
Banking Solutions	6,396	5,944	8%	7%
Capital Market Solutions	2,624	2,440	8%	6%
Corporate and Other	361	401	(10)%
Adjusted EBITDA	$6,117	$5,260	16%
Adjusted EBITDA Margin	44.1%	41.9%	220 bps
Net earnings (loss) attributable to FIS common stockholders (GAAP)	$417	$158	*
Diluted EPS (GAAP)	$0.67	$0.25	*
Adjusted net earnings	$4,066	$3,423	19%
Adjusted EPS	$6.55	$5.46	20%
* Indicates comparison not meaningful

Operating Segment Information
•Banking Solutions:
Fourth quarter revenue increased by 8% on both a GAAP and an organic basis as compared to the prior year period to $1.7 billion. Adjusted EBITDA increased by 8% as compared to the prior year period to $745 million. Adjusted EBITDA margin expanded 30 basis points over the prior year period to 44.7%, primarily due to continued operating leverage.

Full-year revenue increased by 8% as compared to the prior year to $6.4 billion. On an organic basis, revenue increased by 7% as compared to the prior year. Adjusted EBITDA margin expanded 190 basis points over the prior year to 44.9%, primarily driven by revenue mix and cost programs.

•Capital Market Solutions:
Fourth quarter revenue increased by 8% on both a GAAP and an organic basis as compared to the prior year period to $716 million. Adjusted EBITDA increased by 8% as compared to the prior year period to $374 million. Adjusted EBITDA margin remained flat at 52.2% relative to the prior year period, primarily due to the ramp up of new clients being offset by increased employee bonus expense.

Full-year revenue increased by 8% as compared to the prior year to $2.6 billion. On an organic basis, revenue increased by 6% as compared to the prior year. Adjusted EBITDA margin expanded by 140 basis points as compared to the prior year to 48.4%.

•Merchant Solutions:
Fourth quarter revenue increased by 19% as compared to the prior year period to $1.2 billion, primarily due to ongoing recovery from the pandemic and the partial return of in-person holiday shopping which was partially offset by the emergence of the Omicron variant in certain markets. Adjusted EBITDA increased 22% over the prior year period to $623 million. Adjusted EBITDA margin expanded by 140 basis points over the prior year period to 52.3%, primarily due to revenue and cost synergies associated with the Worldpay acquisition as well as high contribution margins from revenue growth. During the fourth quarter, global volume increased by 17% as compared to the prior year period to $568 billion, and transactions increased by 11% to 12.5 billion.

Full-year revenue increased 19% as compared to the prior year to $4.5 billion. Adjusted EBITDA increased by 29% over the prior year to $2.3 billion. Adjusted EBITDA margin expanded by 380 basis points over the prior year to 50.3%. Full-year global volume increased by 20% to $2.1 trillion, and transactions increased by 12% to 46.9 billion.

Merchant Revenue, Volume and Transactions Metrics1

	2020					2021
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Revenue ($M)	$935	$812	$1,017	$1,003	$3,767	$966	$1,177	$1,161	$1,193	$4,496
Growth (Reported)	—%	(25)%	1%	(8)%	(8)%	3%	45%	14%	19%	19%
Growth vs. 2019 (Reported)[1]						3%	9%	16%	9%	9%
Adj. Growth vs. 2019[1,2]						3%	9%	16%	13%	10%
Global Volume[3] ($B)	$420	$399	$452	$486	$1,756	$468	$539	$530	$568	$2,104
Growth	5%	(8)%	5%	5%	2%	12%	35%	17%	17%	20%
Growth vs. 2019						17%	25%	23%	23%	22%
US Volume[3] ($B)	$311	$306	$336	$357	$1,310	$349	$398	$392	$425	$1,564
Growth	7%	(3)%	7%	6%	4%	12%	30%	17%	19%	19%
Growth vs. 2019						20%	26%	25%	26%	24%
Transactions[4] (B)	10.5	9.3	10.8	11.3	41.8	10.7	11.7	12.0	12.5	46.9
Growth	7%	(11)%	2%	1%	—%	2%	26%	11%	11%	12%
Growth vs. 2019						10%	12%	13%	12%	12%
1 Please refer to our 3Q 2021 earnings release for 2019 quarterly data
2 Adjusted revenue growth vs. 2019 reflects a $32 million revenue adjustment in 4Q and full year 2019 to conform the basis of presentation to that of pre-acquisition Worldpay across all periods presented
3 Volume refers to the total dollar value of the transactions processed during the stated period
4 Transaction refers to an instance of buying or selling a good or service in exchange for money

•Corporate and Other:
Fourth quarter revenue decreased by 3% as compared to the prior year period to $96 million. Adjusted EBITDA loss was $37 million, including $62 million of corporate expenses.

Full-year revenue decreased by 10% as compared to the prior year to $361 million. Adjusted EBITDA loss was $290 million, including $372 million of corporate expenses.

Integration Update
The Company achieved annual run-rate synergies related to the Worldpay acquisition, exiting the fourth quarter of 2021 as follows:

•Revenue synergies of approximately $750 million on an annual run-rate basis, including ongoing execution of Premium Payback distribution, bank referral agreements, geographic expansion and broad-based cross-selling initiatives.

•Expense synergies of approximately $900 million on an annual run-rate basis, including approximately $500 million of operating expense savings.

Payrix Acquisition
During the fourth quarter, FIS acquired Payrix. Payrix specializes in providing embedded payments solutions into SaaS-based platforms serving SMB e-commerce merchants. The acquisition will allow FIS to expand its e-commerce, embedded payments and finance experiences for SMBs, accelerating the company’s fast growing e-commerce business.

Balance Sheet and Cash Flows
As of December 31, 2021, the Company had $3.4 billion of available liquidity, including $2.0 billion of cash and cash equivalents and $1.4 billion of capacity available under its revolving credit facility. Debt outstanding totaled $20.4 billion with an effective weighted average interest rate of 0.9%.

Fourth quarter net cash provided by operating activities was $961 million, and free cash flow was approximately $845 million. Full-year net cash provided by operating activities was $4.8 billion, and free cash flow was $3.6 billion or 26% of revenue. Additionally, FIS paid dividends of $237 million during the fourth quarter and $961 million during the full year of 2021.

Consistent with its capital allocation strategy, FIS plans to increase its annual dividend approximately 20% per year, beginning with the quarterly dividend payable in March 2022. By accelerating its target annual dividend growth rate to approximately 20% from approximately 10% previously, the Company intends to gradually increase its dividend payout ratio over several years to approximately 35% of adjusted net earnings from approximately 25% in 2021.

First Quarter and Full-Year 2022 GAAP Guidance

($ millions, except share data)	1Q 2022	FY 2022
Revenue	$3,420 - $3,450	$14,780 - $14,925
Diluted EPS	$0.15 - $0.25	$2.10 - $2.50

First Quarter and Full-Year 2022 Non-GAAP Guidance

($ millions, except share data)	1Q 2022	FY 2022
Revenue (GAAP)	$3,420 - $3,450	$14,780 - $14,925
Adjusted EPS	$1.44 - $1.47	$7.25 - $7.37

COVID-19 Update
We have continued to prioritize investments in solutions and services that help address the needs of our clients throughout the ongoing global pandemic in order to increase the Company’s potential to accelerate revenue growth.

Webcast
FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EST) Tuesday, February 15, 2022. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our employees are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS ranks #241 on the 2021 Fortune 500 and is a member of Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, organic revenue growth, adjusted revenue growth vs. 2019, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue growth measures adjust for the effects of exchange rate fluctuations, while organic revenue growth also adjusts for acquisitions and divestitures and excludes revenue from Corporate and Other, giving investors further insight into our performance. Adjusted revenue growth vs. 2019 adjusts 4Q and full year 2019 revenue to conform FIS’ accounting determinations to those of pre-acquisition Worldpay to ensure consistency with growth measures previously provided and across the annual period shown. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

As described below, our Adjusted EBITDA and Adjusted Net Earnings measures also exclude incremental and direct costs resulting from the COVID-19 pandemic. Management believes that this adjustment may help investors understand the longer-term fundamentals of our underlying business.

Constant currency revenue represents reported operating segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS. When referring to organic revenue growth, revenues from our Corporate and Other segment, which is comprised of revenue from non-strategic businesses, are excluded.

Adjusted EBITDA reflects net earnings before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes incremental and direct costs resulting from the COVID-19 pandemic. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes the impact of purchase price amortization of acquired intangible assets and equity method investment earnings (loss), both of which are recurring. It also excludes incremental and direct costs resulting from the COVID-19 pandemic.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Adjusted revenue growth vs. 2019 reflects revenue growth after adjusting revenue reported in comparative periods to conform FIS’ accounting determinations to those of pre-acquisition Worldpay to ensure consistency with growth measures previously provided and across the annual period shown.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, including incremental and direct costs resulting from the COVID-19 pandemic, less capital expenditures excluding capital expenditures related to the Company’s new headquarters. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the specific adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance or projections of the Company, projected revenue or expense synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases, the Company’s sales pipeline and anticipated profitability and growth, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•the outbreak or recurrence of the novel coronavirus and any related variants (“COVID-19”) and measures to reduce its spread, including the impact of governmental or voluntary actions such as business shutdowns and stay-at-home orders in certain geographies;
•the duration, including any recurrence, of the COVID-19 pandemic and its impacts, including reductions in consumer and business spending, and instability of the financial markets in heavily impacted areas across the globe;
•the economic and other impacts of COVID-19 on our clients which affect the sales of our solutions and services and the implementation of such solutions;
•the risk of losses in the event of defaults by merchants (or other parties) to which we extend credit in our card settlement operations or in respect of any chargeback liability, either of which could adversely impact liquidity and results of operations;
•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, intensified international hostilities, acts of terrorism, changes in either or both the United States and international lending, capital and financial markets and currency fluctuations;
•the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and other synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, the duration and impact of the COVID-19 pandemic, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•the risk that policies and resulting actions of the current administration in the U.S. may result in additional regulations and executive orders, as well as additional regulatory and tax costs;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by merchants or bad actors; and
•other risks detailed in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, in our quarterly reports on Form 10-Q and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	Nathan Rozof, CFA, 904.438.6918
Chief Marketing Officer	Executive Vice President
FIS Global Marketing and Corporate Communications	FIS Corporate Finance and Investor Relations
Ellyn.Raftery@fisglobal.com	Nathan.Rozof@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
February 15, 2022

Exhibit A    Condensed Consolidated Statements of Earnings - Unaudited for the three months and years ended December 31, 2021 and 2020

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of December 31, 2021 and 2020

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the years ended December 31, 2021 and 2020

Exhibit D    Supplemental Non-GAAP Financial Information - Unaudited for the three months and years ended December 31, 2021 and 2020

Exhibit E    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months and years ended December 31, 2021 and 2020

Exhibit F    Supplemental GAAP to Non-GAAP Reconciliations on Guidance - Unaudited for the three months ended March 31, 2022 and year ended December 31, 2022

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In millions, except per share amounts)

Exhibit A

	Three months ended		Years ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue	$3,672	$3,316	$13,877	$12,552
Cost of revenue	2,251	2,110	8,682	8,348
Gross profit	1,421	1,206	5,195	4,204
Selling, general and administrative expenses	966	903	3,938	3,516
Asset impairments	—	136	202	136
Operating income	455	167	1,055	552
Other income (expense):
Interest expense, net	(46)	(82)	(214)	(334)
Other income (expense), net	7	17	(52)	48
Total other income (expense), net	(39)	(65)	(266)	(286)
Earnings before income taxes and equity method investment earnings (loss)	416	102	789	266
Provision (benefit) for income taxes	125	2	371	96
Equity method investment earnings (loss)	—	2	6	(6)
Net earnings	291	102	424	164
Net (earnings) loss attributable to noncontrolling interest	—	1	(7)	(6)
Net earnings attributable to FIS common stockholders	$291	$103	$417	$158

Net earnings per share-basic attributable to FIS common stockholders	$0.48	$0.17	$0.68	$0.26
Weighted average shares outstanding-basic	609	621	616	619
Net earnings per share-diluted attributable to FIS common stockholders	$0.47	$0.16	$0.67	$0.25
Weighted average shares outstanding-diluted	614	628	621	627

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$2,010	$1,959
Settlement assets	4,020	3,914
Trade receivables, net	3,772	3,314
Other receivables	355	317
Prepaid expenses and other current assets	551	394
Total current assets	10,708	9,898
Property and equipment, net	949	887
Goodwill	53,330	53,268
Intangible assets, net	11,539	13,928
Software, net	3,299	3,370
Other noncurrent assets	2,137	1,574
Deferred contract costs, net	969	917
Total assets	$82,931	$83,842

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$2,864	$2,482
Settlement payables	5,295	4,934
Deferred revenue	779	881
Short-term borrowings	3,911	2,750
Current portion of long-term debt	1,617	1,314
Total current liabilities	14,466	12,361
Long-term debt, excluding current portion	14,825	15,951
Deferred income taxes	4,193	4,017
Other noncurrent liabilities	1,915	2,026
Total liabilities	35,399	34,355

Redeemable noncontrolling interest	174	174

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	46,466	45,947
Retained earnings	2,889	3,440
Accumulated other comprehensive earnings (loss)	252	57
Treasury stock, at cost	(2,266)	(150)
Total FIS stockholders’ equity	47,347	49,300
Noncontrolling interest	11	13
Total equity	47,358	49,313
Total liabilities, redeemable noncontrolling interest and equity	$82,931	$83,842

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Years ended December 31,
	2021	2020
Cash flows from operating activities:
Net earnings	$424	$164
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,015	3,714
Amortization of debt issue costs	30	31
Asset impairments	202	136
Loss (gain) on sale of businesses, investments and other	(227)	9
Loss on extinguishment of debt	528	—
Stock-based compensation	383	283
Deferred income taxes	(81)	(206)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	(552)	(75)
Settlement activity	653	862
Prepaid expenses and other assets	(526)	(278)
Deferred contract costs	(453)	(473)
Deferred revenue	23	58
Accounts payable, accrued liabilities and other liabilities	391	217
Net cash provided by operating activities	4,810	4,442

Cash flows from investing activities:
Additions to property and equipment	(320)	(263)
Additions to software	(931)	(866)
Acquisitions, net of cash acquired	(767)	(469)
Net proceeds from sale of businesses and investments	370	—
Other investing activities, net	(123)	684
Net cash provided by (used in) investing activities	(1,771)	(914)

Cash flows from financing activities:
Borrowings	54,073	47,695
Repayment of borrowings and other financing obligations	(53,440)	(49,067)
Debt issuance costs	(74)	—
Net proceeds from stock issued under stock-based compensation plans	121	332
Treasury stock activity	(2,114)	(112)
Dividends paid	(961)	(868)
Other financing activities, net	(143)	(731)
Net cash provided by (used in) financing activities	(2,538)	(2,751)

Effect of foreign currency exchange rate changes on cash	(248)	42
Net increase (decrease) in cash, cash equivalents and restricted cash	253	819
Cash, cash equivalents and restricted cash, beginning of period	4,030	3,211
Cash, cash equivalents and restricted cash, end of period	$4,283	$4,030

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

					Exhibit D

	Three months ended December 31,
	2021			2020
			Constant
			Currency		Organic
	Revenue	FX	Revenue	Revenue	Growth (1)
Merchant Solutions	$1,193	$(2)	$1,191	$1,003	19%
Banking Solutions	1,667	3	1,671	1,551	8%
Capital Market Solutions	716	1	717	663	8%
Corporate and Other	96	1	97	99
Total	$3,672	$4	$3,676	$3,316	11%

	Years ended December 31,
	2021			2020
			Constant
			Currency		Organic
	Revenue	FX	Revenue	Revenue	Growth (1)
Merchant Solutions	$4,496	$(72)	$4,424	$3,767	17%
Banking Solutions	6,396	(18)	6,379	5,944	7%
Capital Market Solutions	2,624	(26)	2,597	2,440	6%
Corporate and Other	361	(2)	359	401
Total	$13,877	$(118)	$13,759	$12,552	10%

Amounts in table may not sum or calculate due to rounding.

(1)Organic growth excludes the impact of foreign currency exchange rates in the current period, acquisition or divestiture impact from the prior periods (which was not meaningful in the periods presented), and Corporate and Other revenue from the current and prior periods.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit D (continued)

	Three months ended	Year ended
	December 31, 2021	December 31, 2021
Net cash provided by operating activities	$961	$4,810
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	139	523
Settlement activity	75	(653)
Adjusted cash flows from operations	1,175	4,680
Capital expenditures (2)	(330)	(1,127)
Free cash flow	$845	$3,553

	Three months ended	Year ended
	December 31, 2020	December 31, 2020
Net cash provided by operating activities	$1,417	$4,442
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	109	545
Settlement activity	(268)	(862)
Adjusted cash flows from operations	1,258	4,125
Capital expenditures (2)	(281)	(1,088)
Free cash flow	$977	$3,037

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)Adjusted cash flows from operations and free cash flow for the three months and years ended December 31, 2021 and 2020 exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit E), net of related tax impact. The related tax impact totaled $24 million and $15 million for the three months and $89 million and $85 million for years ended December 31, 2021 and 2020, respectively.

(2)Capital expenditures for free cash flow exclude capital spend related to the construction of our new headquarters totaling $44 million and $11 million for the three months and $124 million and $41 million for the years ended December 31, 2021 and 2020, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ADJUSTED MERCHANT REVENUE GROWTH VS. 2019 — UNAUDITED
(In millions)

		Exhibit D (continued)

	Three months ended December 31,
	2021	2019	Growth
Revenue	$1,193	$1,090	9%
Adjustment			4%
Adjusted revenue growth vs. 2019 (1)			13%

	Year ended December 31,
	2021	2019	Growth
Revenue	$4,496	$4,113	9%
Adjustment			1%
Adjusted revenue growth vs. 2019 (1)			10%

(1)Adjusted revenue growth vs. 2019 reflects a $32 million revenue adjustment to the three months and year ended 2019 to conform the basis of presentation to that of pre-acquisition Worldpay.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E

	Three months ended		Years ended
	December 31,		December 31,
	2021	2020	2021	2020

Net earnings attributable to FIS common stockholders	$291	$103	$417	$158
Provision (benefit) for income taxes	125	2	371	96
Interest expense, net	46	82	214	334
Other, net	(7)	(20)	53	(36)

Operating income, as reported	455	167	1,055	552
Depreciation and amortization, excluding purchase accounting amortization	332	258	1,251	964
Non-GAAP adjustments:
Purchase accounting amortization (1)	701	694	2,764	2,750
Acquisition, integration and other costs (2)	217	243	845	858
Asset impairments (3)	—	136	202	136
Adjusted EBITDA	$1,705	$1,498	$6,117	$5,260

See notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

	Three months ended		Years ended
	December 31,		December 31,
	2021	2020	2021	2020

Earnings before income taxes and equity method investment earnings (loss)	$416	$102	$789	$266
(Provision) benefit for income taxes	(125)	(2)	(371)	(96)
Equity method investment earnings (loss)	—	2	6	(6)
Net (earnings) loss attributable to noncontrolling interest	—	1	(7)	(6)
Net earnings attributable to FIS common stockholders	291	103	417	158
Non-GAAP adjustments:
Purchase accounting amortization (1)	701	694	2,764	2,750
Acquisition, integration and other costs (2)	268	201	956	822
Asset impairments (3)	—	136	202	136
Non-operating (income) expense (4)	(7)	(17)	52	(48)
Equity method investment (earnings) loss (5)	—	(2)	(6)	6
Tax rate change (6)	—	—	178	103
(Provision) benefit for income taxes on non-GAAP adjustments	(74)	(99)	(497)	(504)
Total non-GAAP adjustments	888	913	3,649	3,265
Adjusted net earnings	$1,179	$1,016	$4,066	$3,423

Net earnings per share-diluted attributable to FIS common stockholders	$0.47	$0.16	$0.67	$0.25
Non-GAAP adjustments:
Purchase accounting amortization (1)	1.14	1.11	4.45	4.39
Acquisition, integration and other costs (2)	0.44	0.32	1.54	1.31
Asset impairments (3)	—	0.22	0.33	0.22
Non-operating (income) expense (4)	(0.01)	(0.03)	0.08	(0.08)
Equity method investment (earnings) loss (5)	—	—	(0.01)	0.01
Tax rate change (6)	—	—	0.29	0.16
(Provision) benefit for income taxes on non-GAAP adjustments	(0.12)	(0.16)	(0.80)	(0.80)
Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.92	$1.62	$6.55	$5.46
Weighted average shares outstanding-diluted	614	628	621	627

Amounts in table may not sum or calculate due to rounding.

See notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three months and years ended December 31, 2021 and 2020.

The adjustments are as follows:
(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, trademarks and tradenames, and technology assets. For the three months and year ended December 31, 2021, this item also includes $30 million and $72 million, respectively, of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain acquired software driven by the Company's platform modernization. Our platform modernization focuses on accelerating the modernization of our strategic applications and sunsetting of our redundant platforms and creating a componentized cloud-native set of capabilities that can be consumed by clients as end-to-end business applications or as individual components. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents acquisition and integration costs primarily related to the acquisition of Worldpay as well as certain other costs, including costs associated with the Company's platform modernization, described in Note (1), totaling $76 million and $139 million for the three months and year ended December 31, 2021. This item also includes costs related to data center consolidation activities totaling $7 million and $28 million for the three months and $43 million and $88 million for the years ended December 31, 2021 and 2020, respectively. The Company also recorded charges directly related to COVID-19 of $11 million and $15 million for the three months and $44 million and $71 million for the years ended December 31, 2021 and 2020, respectively. For the year ended December 31, 2021, this item also includes $104 million in accelerated stock compensation expense to reflect the impact of establishing a Qualified Retirement Equity Program that modified unvested equity awards outstanding at January 1, 2021. For the three months and year ended December 31, 2021, for purposes of calculating Adjusted net earnings, this item also includes $51 million and $111 million, respectively, of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain software and deferred contract cost assets driven by the Company's platform modernization, described in Note (1), which was instituted in the third quarter.

(3)For the year ended December 31, 2021, this item represents impairment of certain software and deferred contract cost assets driven by the Company's platform modernization, described in Note (1). For the three months and year ended December 31, 2020, this item primarily represents impairment of goodwill related to certain non-strategic businesses in the Corporate and Other segment and certain long-lived assets related to reducing office space.

(4)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. For the three months and year ended December 31, 2021, this item includes net gains on equity security investments without readily determinable fair values of $4 million and $218 million, respectively. For the year ended December 31, 2021, this item also includes $225 million related to the gain on the sale of our equity ownership interest in Cardinal Holdings, LP and a loss on extinguishment of debt of approximately $528 million relating to tender premiums, make-whole amounts, and fees; the write-off of unamortized bond discounts and debt issuance costs; and losses on related derivative instruments. For the year ended December 31, 2020 this item includes the settlement of the Reliance Trust claims described in our Commitments and Contingencies note in our annual report on Form 10-K.

(5)This item represents our equity method investment earnings or loss and was predominantly due to our equity ownership interest in Cardinal Holdings, LP, which was sold on April 29, 2021.

(6)For the year ended December 31, 2021, this item represents the one-time net remeasurement of certain deferred tax liabilities due to the increase in the U.K. corporate statutory tax rate from 19% to 25% effective April 1, 2023, enacted on June 10, 2021. For the year ended December 31, 2020, this item represents the one-time net remeasurement of certain deferred tax liabilities due to the increase in the U.K. corporate statutory tax rate from 17% to 19% enacted on July 22, 2020.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS ON GUIDANCE — UNAUDITED
(In millions, except per share amounts)

Exhibit F

	Three months Ended		Year ended
	March 31, 2022		December 31, 2022
	Low	High	Low	High

Net earnings per share-diluted attributable to FIS common stockholders	$0.15	$0.25	$2.10	$2.50

Estimated adjustments (1)	1.29	1.22	5.15	4.87

Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.44	$1.47	$7.25	$7.37

(1)Estimated adjustments include purchase accounting amortization, acquisition, integration and other costs, and other items, net of tax impact.